                                                                     EXHIBIT 6.2


                   GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

                                     between

                    DIGITAL CREATIVE DEVELOPMENT CORPORATION
                              (a Utah corporation)
                                   as Seller,

                                       and


                             ARTHUR TREACHER'S, INC.
                            (a Delaware corporation)
                                    as Buyer



                             [         ], 2001

                   GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

     SEPARATION AND DISTRIBUTION AGREEMENT made as of the [ ] day of [ ], 2001 (this "Agreement") by and between DIGITAL CREATIVE DEVELOPMENT CORPORATION, a Utah corporation ("Seller"), and ARTHUR TREACHER'S, INC., a Delaware corporation ("Buyer"). Seller and Buyer are sometimes individually referred to as a "Party" and collectively referred to as the "Parties."

     WHEREAS, pursuant to that certain Separation and Distribution Agreement dated as of [_______ ___, 2001] between the Parties (the "Separation Agreement"), the Parties agreed that Seller shall transfer to Buyer substantially all of the business and assets of Seller's restaurant business (the "Business") and that Buyer shall assume substantially all of the liabilities of the Business;

     WHEREAS, it is the intent of the Parties, by this Agreement and the other agreements and instruments provided for in the Separation Agreement, that Seller convey to Buyer substantially all of the business and assets of the Business and that Buyer assume substantially all of the liabilities of the Business;

     NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants made in this Agreement and in reliance upon the representations and warranties made in this Agreement, Seller and Buyer, intending to be legally bound, hereby agree as follows:

                               DEFINITIONS ARTICLE

     As used in this Agreement, the following terms, when capitalized, shall have the respective meanings set forth in this Definitions Article. Other capitalized terms used in this Agreement shall have the meanings as are defined in the Separation Agreement or elsewhere in the text of this Agreement.

     1. "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal.

     2. "Affiliated Company" means any Person in which Seller or Buyer, as the case may be, holds a 50% or less ownership interest.

     3. "Ancillary Agreement" has the meaning set forth in Section 2.1(b)(iii) of the Separation Agreement.

     4. "Assets" has the meaning set forth in Section 1.1(a) of the Separation Agreement.

     5. "Assumed Obligations" has the meaning set forth in Section 1.1(a)(iii) of the Separation Agreement.

     6. "Consents" means any consents, waivers or approvals from, or notification requirements to, any third Parties.

     7. "Excluded Assets" has the meaning set forth in Section 1.1(b) of the Separation Agreement.

     8. "Governmental Approvals" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

     9. "Governmental Authority" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative authority.

     10. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     11. "Retained Liabilities" has the meaning set forth in Section 1.3 of the Separation Agreement.

     12. "Tax" has the meaning set forth in the Tax Sharing Agreement described in Section 2.1(b)(iii)(1) of the Separation Agreement.

                                    ARTICLE I
                SALE AND PURCHASE OF ASSETS; ASSUMED OBLIGATIONS
                ------------------------------------------------

     1.1 SALE AND PURCHASE OF ASSETS; ASSUMPTION OF OBLIGATIONS.

         (a) Transfer of Assets. Effective on the Separation Date, Seller hereby assigns, transfers, conveys and delivers to Buyer, and Buyer hereby accepts from Seller, all of Seller's right, title and interest in all Assets other than Excluded Assets; provided, however, that any Assets that are specifically assigned or transferred pursuant to another Ancillary Agreement shall not be assigned or transferred pursuant to this Section 1.1(a).

         (b) Assumed Obligations. Effective on the Separation Date, Buyer hereby assumes and agrees faithfully to perform and fulfill, all the Assumed Obligations other than Retained Liabilities in accordance with their respective terms, and agrees to cause its applicable Subsidiaries to assume, perform and fulfill all the Assumed Obligations held by its Subsidiaries, in accordance with their respective terms.

         (c) Misallocated Assets and Assumed Obligations. In the event that at any time or from time to time, any Party shall receive or otherwise possess any Asset or Assumed Obligation that is allocated to any other Person pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset or Assumed Obligation to the Party to which it belongs. Prior to any such transfer, the Party receiving or possessing such Asset or Assumed Obligation shall hold such Asset or Assumed Obligation in trust for any such other Party.

     1.2 METHODS OF TRANSFER AND ASSUMPTION.

         (a) Terms of Other Ancillary Agreements Govern. The Parties shall enter into the other Ancillary Agreements, on the date of this Agreement. To the extent that the transfer of any Asset or the assumption of any Assumed Obligation is expressly provided for by the terms of any other Ancillary Agreement, the terms of such other Ancillary Agreement shall effect, and determine the manner of, the transfer or assumption. It is the intent of the Parties that pursuant to Section 1.1, the transfer and assumption of all other Assets and Assumed Obligations shall be made effective as of the Separation Date.

         (b) Mistaken Assignments and Assumptions. Subsequent to the Separation Date, the Parties may discover that: (i) Assets were, contrary to the agreements between the Parties, by mistake or omission, transferred to Buyer or retained by Seller or (ii) Assumed Obligations were, contrary to the agreements between the Parties, by mistake or omission, assumed by Buyer or not assumed by Buyer. The Parties shall cooperate in good faith to effect the transfer or re-transfer of such Assets, and/or the assumption or re-assumption of such Assumed Obligations, to or by the appropriate Party. Each Party shall reimburse the other or make other financial adjustments or other adjustments to remedy any mistakes or omissions relating to any of the Assets transferred hereby or any of the Assumed Obligations assumed hereby.

         (c) Documents Relating to Other Transfers of Assets and Assumption of Assumed Obligations. In furtherance of the assignment, transfer and conveyance of Assets and the assumption of Assumed Obligations set forth in Sections 1.2(a) and (b) or other Ancillary Agreements, simultaneously with the execution and delivery of this Agreement (i) Seller shall execute and deliver such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Seller's right, title and interest in and to the Assets to Buyer as Buyer shall reasonably request, and (ii) Buyer shall execute and deliver, to Seller such assumptions of the Assumed Obligations and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Assumed Obligations by Buyer as Seller shall reasonably request.

         (d) Cooperation as to Books and Records. Buyer and Seller shall cooperate fully, including making employees available on a mutually convenient basis to provide additional explanation of any material provided hereunder, as and to the extent reasonably requested by the other Party, at the other Party's expense for out-of-pocket costs, in connection with assuring the transfer of Assets and Business and the assumption of Assumed Obligations as provided by this Agreement. To implement such cooperation, Buyer and Seller shall: (i) retain all books and records with respect to matters pertinent to the Business prior to the Separation Date for all legally required retention periods; and
(ii) allow the other Party to make copies of such books and records prior to their destruction after the expiration of such periods if requested in writing by the other Party.

     1.3 GOVERNMENTAL APPROVALS AND OTHER CONSENTS.

         (a) Transfer In Violation of Laws or Requiring Consent or Governmental Approval. If and to the extent that the valid, complete and perfected transfer assignment or novation to Buyer of any Assets and Assumed Obligations, including those in Contracts, would be a violation of applicable laws or require any Consent or Governmental Approval in connection with the transactions contemplated by this Agreement, then, unless Seller shall otherwise determine, the transfer, assignment or novation to or from Buyer of such Assets shall be automatically deemed deferred and any such purported transfer, assignment or novation shall be null and void until such time as all legal impediments are removed and/or such Consents or Governmental Approvals have been obtained. Notwithstanding the foregoing, such Asset shall still be considered an Asset for purposes of determining whether any Assumed Obligation related thereto is an Assumed Obligation; provided, however, that if such Consents or Governmental Approvals have not been obtained within six months of the Separation Date, the Parties will use their reasonable commercial efforts to achieve an alternative solution in accordance with the Parties' intentions, including the efforts described in Section 1.3(b), below.

         (b) Transfers Not Consummated as of The Separation Date. If the transfer, assignment or novation of any Assets, including Contracts, intended to be transferred or assigned hereunder is not consummated prior to or on the Separation Date, whether as a result of the provisions of Section 1.3(a) or for any other reason, then Seller shall, at Buyer's expense, including in respect of all liabilities associated with such Asset, thereafter hold such Asset for the use and benefit, insofar as reasonably possible, of Buyer. In such case, Seller shall take such other actions as may be reasonably requested by Buyer in order to place Buyer, insofar as reasonable, in the same position as if such Asset had been transferred as contemplated hereby so that the benefits and burdens relating to such Assets inure from and after the Separation Date to Buyer. If and when the legal impediment to the transfer is removed or the Consents and/or Governmental Approvals, the absence of which caused the deferral of transfer of any Asset pursuant to Section 1.3(a), are obtained, as the case may be, the transfer of the applicable Asset shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

         (c) Reasonable Commercial Efforts Concerning Assumed Obligations. Buyer shall use its reasonable commercial efforts to obtain, or to cause to be obtained, any Consent, substitution, approval or amendment required to or assign all rights and obligations under Contracts, agreements, leases, licenses and other obligations or liabilities of any nature whatsoever that constitute Assumed Obligations or to obtain in writing the unconditional release of all Parties to such arrangements, so that, in any such case, Buyer, and not Seller, shall be solely responsible for such Assumed Obligations; provided, however, that neither Seller nor Buyer shall be obligated to pay any consideration therefor to any third Person from whom such Consents, approvals, substitutions and amendments are requested.

         (d) Inability to Obtain Novation. If Seller or Buyer is unable to obtain, or to cause to be obtained, any such required Consent, approval, release, substitution or amendment, Seller shall continue to be bound by such Contracts, agreements, leases, licenses and other obligations and, unless not permitted by law or the terms thereof (except to the extent expressly set forth in this Agreement, the Separation Agreement or any other Ancillary Agreement), Buyer shall, as agent or subcontractor for Seller, pay, perform and discharge fully, or cause to be paid, transferred or discharged, without reimbursement, all the obligations or other Assumed Obligations of Seller thereunder from and after the Separation Date. Seller shall, without further consideration, pay and remit, or cause to be paid or remitted, to Buyer promptly all money, rights and other consideration received by it in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such Consent, approval, release, substitution or amendment shall be obtained or such Contract, agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, Seller shall thereafter assign, or cause to be assigned, all of its rights and the Assumed Obligations to Buyer without payment of further consideration and Buyer shall, without the payment of any further consideration, assume such rights and Assumed Obligations.

         (d) Expenses of Seller Retaining an Asset. If Seller retains an Asset due to the deferral of the transfer of such Asset, Seller shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by Buyer, other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by Buyer upon Seller's written demand.

         (e) Nonrecurring Costs And Expenses. Notwithstanding anything in this Agreement to the contrary, any nonrecurring costs and expenses incurred by the Parties to effect the transactions contemplated hereby which are not allocated pursuant to the terms of the Separation Agreement or any other Ancillary Agreement shall be the responsibility of the Party which incurs such costs and expenses.

     1.4 BUYER'S AND SELLER'S RESTAURANT SUBSIDIARIES.

         (a) MIE Hospitality, Inc. All of the capital stock of MIE Hospitality, Inc. ("MIE") shall be transferred by Seller to Buyer, or its designee (appointed as described in Section 1.4(b), below). As such, all of the Assets and Assumed Obligations of MIE shall remain with MIE as an entity separate and independent from Seller.

         (b) Subsidiaries of Buyer. Except with respect to MIE, which subsidiary shall be governed by Section 1.4(a), above, whenever this Agreement refers to an obligation of Buyer or Seller, as the case may be, it shall be deemed to include: (a) an obligation of Seller to cause any of its majority-owned and controlled subsidiaries that owns or holds an Asset to transfer such Asset to Buyer or to a wholly-owned subsidiary of Buyer, as Buyer shall designate in writing delivered to Seller at least three (3) days prior to the Separation Date; (b) an obligation of Buyer to cause any of its wholly-owned subsidiaries that it desires to assume an Assumed Obligation from Seller (or a subsidiary of Seller) to assume such Assumed Obligation from Seller (or its subsidiary), as Buyer shall designate in writing delivered to Seller at least three (3) days prior to the Separation Date; provided that, in no event shall Buyer designate a subsidiary to assume an Assumed Obligation unless such subsidiary also has the Asset, if any, associated with such Assumed Obligation; and (c) an obligation to cause their respective subsidiaries to comply with Buyer's or Seller's respective obligations under this Agreement, the Separation Agreement and the other Ancillary Agreements.

         (c) Buyer Primarily Liable for Assumed Obligations. Notwithstanding anything in this Agreement to the contrary, Buyer shall be and remain primarily responsible for the satisfaction by any and all of its subsidiaries designated under Section 1.4(b), above, of any Assumed Obligation assumed by such subsidiary.

     1.5 SPECIAL PROVISIONS WITH RESPECT TO EMPLOYEE MATTERS.

         (a) The Arthur Treacher's 401(k) Plan. Notwithstanding anything to the contrary in this Agreement, Seller shall use commercially reasonable efforts to transfer to Buyer, or a subsidiary of Buyer designated under Section 1.4(b), above, the plan and assets constituting the Arthur Treacher's 401(k) Plan and Buyer or a subsidiary of Buyer so designated shall assume and accept such plan and assets. In the event that such transfer is not available under applicable law, the Parties shall cooperate to effect a distribution of plan assets to employees in a manner to allow employees, if possible, to elect a rollover and avoid withholding penalties.

         (b) Employment. Effective on the Separation Date, Buyer, or a subsidiary of Buyer designated under Section 1.4(b), above, shall provide employment to all of the persons who were employed by Seller, or a subsidiary of Seller, in the Business on an at will basis immediately prior to the Separation Date on at least as beneficial terms and conditions of employment as were available to such person from Seller. Similarly, Buyer, or a subsidiary of Buyer designated under Section 1.4(b), above, shall offer employment to all other such employees of Seller, or a subsidiary of Seller, on the same or better terms and conditions of employment provided in any employment agreement between Seller, or such subsidiary, and such employee for the term remaining in such employment agreement.

         (c) Welfare and Other Benefits. Seller shall cause MIE to cooperate with Buyer at its cost to effect the implementation of The Major Medical Policy sponsored by MIE for employees of the Business with Capital Blue Cross/Blue Shield of Pennsylvania, including the term life insurance policy offered in connection therewith. The Parties understand and agree that there are no accruals for any employee benefit of Seller, or any subsidiary of Seller, which is required to be transferred to Buyer by this Agreement or the Separation and Distribution Agreement. Buyer, or a subsidiary of Buyer designated under Section 1.4(b), above, shall be liable for all Assumed Obligations in connection with any such benefit.

         (d) Indemnity. In all cases, Buyer shall indemnify, defend and hold harmless Seller, or the applicable subsidiary of Seller, as the case may be, with respect to all Assumed Obligations arising out of the plan described in
Section 1.5(a), above, the employment relationships described in Section 1.5(b), above, and the benefits described Section 1.5(c), above, to the extent of and in accordance with the provisions of the Indemnification and Insurance Matters Agreement referred to in Section in 2.1(b)(iii)(3) of the Separation Agreement.

                                   ARTICLE II
                    SPECIAL PROVISIONS CONCERNING LITIGATION
                    ----------------------------------------

     2.1 LITIGATION TO BE TRANSFERRED TO BUYER. Notwithstanding any contrary provisions in the provisions of the Indemnification and Insurance Matters Agreement, on the Separation Date, the responsibilities for management of the litigation identified in Schedule 3.6 of the Separation Agreement (the "Scheduled Litigation"), shall be transferred in their entirety from Seller to Buyer. As of the Separation Date and thereafter, Buyer shall manage the defense of the litigation. Seller must first obtain the prior consent of Buyer for any action taken subsequent to the Separation Date in connection with the Scheduled Litigation, which consent cannot be unreasonably withheld, delayed or conditioned. All other matters relating to such litigation, including but not limited to indemnification, shall be governed by the provisions of the Indemnification and Insurance Matters Agreement.

     2.2 COOPERATION. Seller and Buyer shall cooperate with each other in the defense of any Scheduled Litigation and shall afford to each other reasonable access upon reasonable advance notice to witnesses and information (other than information protected from disclosure by applicable privileges) that is reasonably required to defend the Scheduled Litigation. The foregoing agreement to cooperate includes an obligation to provide access to qualified assistance to provide information, witnesses and documents to respond to discovery requests in specific lawsuits. In such cases, cooperation shall be timely so that the Party responding to such requests may meet all statutory and court-imposed deadlines. Upon demand, the Party requesting information shall reimburse the Party providing information its out-of-pocket costs.

                                   ARTICLE III
                                  MISCELLANEOUS
                                  -------------

     3.1 BINDING EFFECT. Except as otherwise provided in this Section 3.1, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

     3.2 NO ASSIGNMENT. Except as expressly provided in this Agreement, this Agreement may not be assigned by either Party hereto without the prior written consent of the other Party. Any attempted or purported assignment by either Party, other than in accordance with this Section 3.2, shall be null and void and of no force or effect.

     3.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be delivered by delivery of facsimile signatures.

     3.4 GOVERNING LAW; JURISDICTION.

         (i) THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK, OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

         (ii) SUBJECT TO ARTICLE IV, EACH PARTY CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT UNDER, ARISING OUT OF OR IN ANY MANNER RELATING TO THIS AGREEMENT, OR ANY OTHER INSTRUMENT OR DOCUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION THEN IN THE SUPERIOR COURT OF THE STATE OF NEW YORK FOR NEW YORK COUNTY. EACH PARTY, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EXPRESSLY AND IRREVOCABLY CONSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDINGS. EACH PARTY AGREES THAT TO THE EXTENT PERMITTED BY APPLICABLE LAW PERSONAL JURISDICTION OVER IT MAY BE OBTAINED BY THE DELIVERY OF A SUMMONS (POSTAGE PREPAID) IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3.7 OF THIS ARTICLE. ASSUMING DELIVERY OF THE SUMMONS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3.7 OF THIS ARTICLE, EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OF FORUM NON CONVENIENS OR ANY SIMILAR BASIS.

     3.5 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement, or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument, except that this Agreement shall not be reformed in any way if such reformation will deny to either Party the essential benefits of this Agreement, unless the benefited Party waives in writing its right to such benefits. In the event that such reformation is not undertaken as provided herein, the Parties shall place themselves as closely as practicable in the positions they were in immediately prior to the Closing Date.

     3.6 SURVIVAL. The representations, warranties, indemnities and agreements of the Parties to this Agreement shall survive the Closing for a period of three
(3) years. The period of limitations set forth above shall be in lieu of all statutes of limitations otherwise applicable having a duration of more than that period.

     3.7 NOTICES. All notices required to be given under the terms of this Agreement or which either of the Parties desires to give hereunder shall be in writing and personally delivered or sent by certified mail, return receipt requested, addressed as follows:

     (a) If to Buyer:

                 Arthur Treacher's, Inc.
                 5 Dakota Drive
                 Suite 303
                 Lake Success, New York 11042
                 Attention: President

         with a copy to:

                 [counsel to AT]

     (b) If to Seller:

                 Digital Creative Development Corporation
                 67 Irving Place North, 4th Floor
                 New York, New York 10003
                 Attention: Chairman

         with a copy to:

                 Piliero Goldstein Jenkins & Sullivan, LLP
                 292 Madison Avenue, 18th Floor
                 New York, New York 10017
                 Attention: Robert D. Piliero

     Any Party may designate a change in address at any time upon written notice to the other Party.

     3.8 NO THIRD-PARTY BENEFICIARIES. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to benefit any person other than the signatories hereto or their permitted assigns, nor shall any such provision be enforceable by any such other person.

     3.9 EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to herein form a part of this Agreement, and are hereby incorporated herein by this reference.

     3.10 ENTIRE AGREEMENT; AMENDMENTS; HEADINGS; WAIVERS, ETC. This Agreement and the Schedules and Exhibits hereto contain the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, either oral or written, between the Parties with respect to such subject matter. No understandings, representations or warranties made or agreed to by either Party prior to or contemporaneously with the execution of this Agreement, except understandings, representations and warranties contained in the Separation Agreement or in any other Ancillary Agreement, shall be binding upon either Party or shall otherwise affect this Agreement, and no amendment, modification or waiver of any provision of this Agreement will be binding unless in writing and signed by authorized representatives of both Parties. The headings in this Agreement, its Schedules and Exhibits are for convenience of reference only and shall not constitute a part of this Agreement or of such Schedules or Exhibits. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Except where a right or remedy is expressly stated to be exclusive, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies available in the

Separation Agreement or in any other Ancillary Agreement; provided, however, that in the event of any irreconcilable conflict between the provisions of this Agreement and the Separation Agreement, the provisions of this Agreement shall prevail and govern and in the event of any irreconcilable conflict between the provisions of this Agreement and the provisions of any other Ancillary Agreement, the provisions of such other Ancillary Agreement shall prevail and govern. References to Sections are to Sections in this Agreement and in each case include references to all subsections under the referenced Section. Words denoting the singular tense or person shall include the plural and vice versa and references to the masculine gender shall, where the context permits, include the feminine and/or neuter genders and vice versa. The words "including," "includes," "include" as used in this Agreement mean, respectively, "including, without limitation," "includes, without limitation," and "include, without limitation." The words "hereof," "herein" and "hereunder" and words of similar import shall refer to all applicable provisions of this Agreement and not to any particular provision. This Agreement is the result of negotiation and, accordingly, no presumption or burden of proof will arise with respect to any ambiguity or question of intent concerning this Agreement favoring or disfavoring any Party to this Agreement by virtue of the authorship of any provision of this Agreement. All references to statutory provisions shall include all amendments and reenactments thereof.

                                   ARTICLE IV
                                   ARBITRATION
                                   -----------

     4.1 ARBITRATION PANEL. Except with respect to the remedies provided for in
Section 5.2(b), above, and 9.11(d) of the Separation Agreement, any controversy or claim arising out of or relating to this Agreement or any instrument or document provided pursuant thereto, or the breach thereof, whether common law or statutory, including without limitation claims asserting violations of the antitrust laws, shall be settled exclusively and finally by arbitration in New York, New York, using the American Arbitration Association. The arbitration shall be heard before three arbitrators, one to be chosen by Seller, one to be chosen by Buyer and the third to be chosen by those two arbitrators.

     4.2 POWER OF ARBITRATORS. The arbitrators shall apply the internal law of the State of New York without regard to principles of conflicts of laws in determining the rights, obligations and liabilities of the Parties. The arbitrators shall not have the power to alter, modify, amend, add to or subtract from any term or provision of this Agreement, nor to grant injunctive relief, including interim relief, of any nature, nor to award punitive damages of any nature. In all other respects, the commercial rules of the American Arbitration Association shall govern the arbitration. Judgment on the award of the arbitrators may be entered by any court having jurisdiction to do so, and Buyer and Seller hereby irrevocably consent and submit to the personal jurisdiction of the federal and state courts of the State of New York for that purpose as well as for any and all other permitted purposes in connection with this Agreement.

     4.3 FAILURE TO ARBITRATE. The failure or refusal of either Party to submit to arbitration shall constitute a breach of this Agreement. Judicial action may be commenced in order to compel arbitration. If such action is commenced and if arbitration is in fact compelled, the Party that shall have resisted arbitration shall be required to pay to the other Party all costs and expenses, including, without limitation, reasonable attorneys' fees, that it incurs in compelling arbitration. The prevailing Party in arbitration (i.e., the Party prevailing on the substantive merits) shall be entitled to its reasonable attorneys' fees and costs. Otherwise, costs shall be determined as the arbitrators shall order.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives in the presence of the designated witnesses on the date first above written.

                                    DIGITAL CREATIVE DEVELOPMENT CORPORATION

                                    By:
                                       ----------------------------------

                                    Name:
                                         --------------------------------

                                    Title:
                                          -------------------------------

                                    Date:
                                         --------------------------------



                                    ARTHUR TREACHER'S, INC.

                                    By:
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                                    Name:
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                                    Title:
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                                    Date:
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